Exhibit 99.1

January 3, 2005

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR COMPLETES PURCHASE OF nCUBE

State College, PA (January 3, 2005) – C-COR Incorporated (Nasdaq: CCBL), a global provider of interoperable network solutions that include access and transport products, software systems, and technical services, all for the On Demand Internet Protocol (IP) era, today announced that it has completed the acquisition of nCUBE Corporation under the terms and conditions of the agreement previously announced on October 20, 2004. Beaverton, Oregon-based nCUBE Corporation is a privately held company and worldwide provider of On Demand media and digital advertising systems. With the completion of this purchase, nCUBE will be integrated with the Company’s current software business unit, C-COR Solutions. Michael J. Pohl, President and Chief Executive Officer of nCUBE, will become President of C-COR Solutions.

The purchase of nCUBE follows four significant acquisitions completed by C-COR during 2004 as part of its strategic plan to aggregate essential enabling capabilities—including optical transport equipment, OSS (operations support systems) software, and technical support services—required by the next generation of Internet Protocol (IP) broadband and telecommunications networks. Using digital technology and IP packet-based open standards, these fiber-based networks will carry On Demand subscriber services that will revolutionize communications in the home and business.

With the acquisition of nCUBE, C-COR will bring a set of capabilities that will allow broadband network operators to profitably transition to an IP packet-based, On Demand delivery system in two key ways: first, by building the highway for delivery of optical packet transport services, and second, by helping broadband and telecommunications network operators to more efficiently manage their businesses with the industry’s most complete and sophisticated suite of interoperable back office automation tools for network, content, subscriber, and workforce management.

About C-COR (www.c-cor.net)

C-COR offers world-class, market-focused business solutions for cable operators, telephone companies, broadcasters, and other private and public sector entities. C-COR’s solutions simplify the transition to Internet Protocol (IP) demand-oriented networks by delivering interoperable, modular products in sync with IP network upgrade cycles. The Company’s products and services include a suite of automation software that facilitates management of content, network, subscribers, and workforce, with more than 100 deployments worldwide; next-generation optical transport products; on-demand video systems with implementations in more than 20 countries; and a range of network assurance and technical services that allows operators to design and keep their networks operating at peak performance. Leading network operators through the transition to the on demand IP era, C-COR leverages its dedicated global workforce to deliver solutions for lowering risk, increasing profit, and effectively managing change. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.

Some of the information presented in this announcement constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent the Company’s judgment regarding future events, and are based on currently available information. Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, changes in regard to significant customers, the demand for network integrity, the trend toward more fiber in the network, the Company’s ability to develop new and enhanced products, the Company’s ability to provide complete network solutions, continued industry consolidation, the development of competing technology, the global demand for the Company’s products and services, and the Company’s ability to complete and integrate acquisitions and achieve its strategic objectives. For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.